EXHIBIT 10.1

                         APPLEBEE'S INTERNATIONAL, INC.
                           EXECUTIVE RETIREMENT PLAN

         Applebee's International, Inc. ("AII") is adopting this plan as of April 1, 2004. The provisions of this plan are set forth in the following questions and answers. "You" refers to each officer of AII, or each person who has "retired" under this plan, as the context requires.

         ELIGIBILITY: The following questions and answers relate to your eligibility to "retire" under this Plan.

         What is "retirement age" for purposes of this plan? The date you satisfy all of the following:

         o Officer service: At least 60 full consecutive months of service as an officer of AII

         o    Service plus age:

              >    Total years of full time employment with  AII or its  wholly-
              owned subsidiaries

                   plus

              >    Your age

                   equals

              >    60 or more

         o    Age: You are at least age 50

                   Must I be an officer when I "retire"?  No

                   Must all years of full time employment be as an officer?  No, just 60 full consecutive months as an officer are required.

                   When do years of employment  start? On the first date of full time employment.

                   Do partial  months of  service,  partial  years of service or fractional years of age count? No

                   Does time spent on "leave"  count as  service?  Yes, if it is paid leave, including disability. Time spent on leave does not count if it is unpaid leave, unless the Company agrees otherwise in a written document that references this Plan by name.

         What do I have to do to be "eligible" to "retire"? If you do all of the following, then you will be considered "eligible" to "retire":

         o Retirement Age: You must be employed by AII or a subsidiary on or after April 1, 2004 and have reached "retirement age" before or after April 1, 2004.

         o Acknowledge Eligibility: Complete and sign the eligibility form required by AII (the form as of April 1, 2004 is attached as Exhibit A) and return it to the person designated on the form.

                   What does it mean to "acknowledge eligibility"? You merely acknowledge your eligibility for the Plan. You will not be bound by the promises by you required by this Plan until you "retire."

                   When must the designated person receive the enrollment form? Unless a different deadline is stated on the form, the deadline will be two calendar months after the date you reach retirement eligibility.

                   Example: If you reach retirement age on 7/15/04, your enrollment form must be received by 9/15/04.

                   What if I reached retirement eligibility before the date I received the eligibility form? Then your enrollment form must be received within two calendar months after the date you receive the form.

         o Change in control or employment agreement: Have in effect either an employment agreement with AII or the form of "Change in Control and NonCompete" agreement required by AII. The change in control form as of April 1, 2004 is attached as Exhibit B.

                   When must the designated person receive the agreement? By the date your eligibility form is received.

                   May I sign this agreement before I'm eligible to retire? Yes. If I do that, and AII changes the form before I'm eligible to retire, must I sign the new form? Maybe. All aspects of this Plan applicable to you are subject to change until you are "eligible."

                   How do I know whether an agreement is an "employment agreement"? In order for an agreement to be an "employment agreement" either it must be written in the agreement signed by AII that it is intended that the agreement be an "employment agreement" pursuant to this Plan, or there must be a separate written document signed by AII that acknowledges that the agreement is an "employment agreement" pursuant to this Plan.

         What do I have to do to "retire" after I'm "eligible"? If you do the following after you are "eligible" to retire, you will be considered to have "retired":

         o Give Written Notice: Complete and sign written notice of intent to retire on the form required by AII and return such form to the person designated on the form. The form as of April 1, 2004 is attached as Exhibit C.

                   When must the designated person receive the notice? At least six months before your retirement date.

                   Does this form include a commitment by me to keep the "promises" set forth in this Plan? Yes.

         o Sign a Release: Sign the release required by AII and return it to the person designated on the form by the date specified on the form. The form as of April 1, 2004 is attached as Exhibit D.

                   May I turn in the release before the deadline? No.

                   May I revoke the release? The release will specify your revocation rights. If you revoke the release, you will be treated as not eligible to retire even if you have already terminated employment.

         o No "cause": Circumstances constituting "cause" do not exist on or before your retirement date.

                   What is "cause"? "Cause" means the occurrence of any one or more of the following:

                   > You have breached the terms of any agreement with the Company that relates to change in control, noncompete, nonsolicitation of employees, discoveries, or trade secrets or other confidential information,

                   > You have breached any employment agreement with the Company,

                   > You have been convicted of - or plead no contest/nolo contendere to - any felony or any criminal offense involving fraud,

                   > You have materially violated any applicable local, state or federal employment law, including, but not limited to, any anti-discrimination law,

                   > You have failed to perform substantially all of the duties of your employment position, or

                   >    You have engaged in any other gross misconduct.

         o Retire: Voluntarily terminate your employment on the date stated in your notice or on such other date agreed by AII in a written document signed by an AII officer that refers to this Plan by name.

                   What if the company terminates my employment without "cause" after I'm eligible to retire (except that I have not satisfied the notice or voluntary termination requirements)? The notice and voluntary termination requirements are waived in this case. For this purpose, "cause" has the meaning set forth above. All other requirements to "retire" must be fulfilled in order for you to be considered retired.

         o Obligations in Retirement: The act of retirement (including fulfillment of all of the requirements you must meet in order to "retire"), constitutes your agreement to fulfill all of the obligations imposed by this Plan, such as your agreement not to compete. You must execute, and the Company must receive, by the deadline set by the Company, any forms the Company requires to document your agreement to the terms of this Plan. If the Company chooses not to require that you sign any such form, you are nevertheless bound by the obligations of this Plan if you "retire."

         BENEFITS: The following questions and answers relate to the benefits available to you if you retire. These benefits are available if, and only if, you have "retired" in accordance with this Plan and keep the promises by you required by this Plan. The following description of benefits therefore assumes that you have "retired."

         First Benefit: Retiree Health Benefits. You will be eligible for continued coverage under the AII Executive Health Plan (or a successor thereto) (the "Health Plan"). The following information is a summary only. For details, you should refer to the summary plan description ("SPD") for the Health Plan. Any conflict between this summary and the SPD will be governed by the SPD.

         o    What  form  of  coverage  will  be  provided?   Group  insured  or
              self-insured coverage will be provided at the company's election.

         o Am I guaranteed that the terms of retiree coverage will be basically the same as the coverage offered to most active officers? Generally yes. Exceptions include the premium, the termination of coverage date described below and the rules that make retiree coverage secondary. See the Health Plan Summary Plan Description for details.

         o Who may be covered? Anyone who is eligible under the terms of the Health Plan. Generally that means you, your spouse or eligible domestic partner, and your eligible dependent children.

         o May I elect coverage under this plan for an eligible person but not for me? No.

         o When will coverage start? The day after your Health Plan coverage as an active employee terminates due to your "retirement," if the required forms are properly completed and received by the deadline applicable to each form.

         o    What must I do to start coverage?

              > Complete, sign and return the enrollment form required by AII. The form will specify the person to whom the form is to be returned and the deadline by which such person must receive the form. The form as of April 1, 2004 is attached as Exhibit E.

              > Everyone to be covered by this coverage must also waive their COBRA rights on the form required by AII and not revoke such waiver. The form will specify the person to whom the form is to be returned and the deadline by which such person must receive the form. The form as of April 1, 2004 is included in the Health Plan enrollment form that is attached as Exhibit E.

         o What happens if the COBRA waiver is revoked by someone, or post-retirement coverage under the Health Plan is not elected for someone when it is first available? Such person will be treated as never covered by this retiree health coverage and will never be allowed to enroll in it.

         o Is this coverage "secondary" to other coverage or reimbursements that may be in force for any covered person? Yes, see the Health Plan Summary Plan Description for details.

         o When will this coverage end? The coverage will terminate for any covered person under the same circumstances it would have terminated before you retired (e.g., the person ceases to meet the eligibility provisions or the premium is not timely paid). In addition, the following rules apply:

              >    For you: the dateyou reach Medicare eligibility.

              > For your spouse/domestic partner: the date he or she reaches Medicare eligibility (regardless of when you reach Medicare eligibility).

              > For your dependent children: If your spouse/eligible domestic partner enrolled for this coverage, then the date that both you and your spouse/eligible domestic partner are not covered under the Plan. If your spouse/eligible domestic partner is not covered, then the date you reach Medicare eligibility.

              > For everyone: As of the date set by AII after the date you breach any of the promises you make under the Plan (see description of those promises below).

         o    What happens if I die?

              > For your spouse/domestic partner: no effect (although your spouse may have additional COBRA rights in this case).

              > For your dependent children: no effect, for so long as your spouse/eligible domestic partner continues to be covered. Even if there is no coverage for a surviving spouse/domestic partner, your dependent children may be able to continue coverage under COBRA.

         o What premium must I pay? The same rate charged to COBRA continuees from time to time during the term of your retiree coverage. Does that mean the rate will probably increase each year during my
              retirement?   Yes.

         Second Benefit: Retiree stock option and restricted shares benefits. If the option or restricted shares award agreement refers to this Plan by name, or if there is a separate agreement signed by AII that this Plan will apply to an award to you, then the following benefits will apply to such award after you "retire."

         o Will I continue to vest in my options and restricted shares to which this Plan applies? Yes. Periods of "retirement" will be treated the same as active employment for purposes of applying the provisions of the applicable award agreements that relate to vesting in such options and the forfeiture and prohibited sale and transfer restrictions on such restricted shares.

         o Will my ability to exercise options to which this Plan applies be extended? Yes. Periods of "retirement" will be treated the same as active employment for purposes of applying the provisions of the applicable award agreements that relate to exercisability of such options.

         o Which of my past option and restricted share awards are subject to the benefits of this Plan? Those granted after 12/31/03.

         o Why not earlier grants? The Plan wasn't developed then, so they cannot be included without triggering some significant accounting charges.

         o What happens if, for example, I receive an option award covered by this Plan that vests after three years and has a ten year term, and I "retire" one year after that grant? You will continue to earn vesting during retirement and you will have the full term of the option to exercise it.

         Third Benefit:  Bonuses.

         o What happens if I have not yet received my bonus for the year prior to the year in which I "retire"? You will receive the same bonus for that prior year as you would have received if you had remained active. Such bonus will be paid at the same time it would have been paid had you remained active.

         o Will I get a bonus for the year in which I "retire"? Yes. You will receive a percentage of your target bonus. The percentage is the number of full months you worked during the year through your "retirement" date, divided by twelve. It will be paid as soon as is reasonably practicable following your "retirement" date.

         Fourth Benefit:  Vacation.

         o What happens to my unpaid vacation that was accrued as of my "retirement" date? It will be paid as soon as is reasonably practicable following your "retirement" date.

         Fifth Benefit:  Deferred Compensation.

         o Does my "retirement" make me eligible for additional deferred compensation alternatives? Yes. You may elect to extend payout of your deferred compensation over a period of up to 15 years following "retirement."

         o How do I make this election? On the form required by AII. The form will designate the person who must receive the form and the date by which it must be received. The current policy is that the form must be received at least six months before your retirement and during the calendar year prior to the year deferred compensation payments would have started if your termination of employment had not been a "retirement." The form as of April 1, 2004 is attached as Exhibit F.

         o May AII change this benefit? Yes. There are legislative proposals to change the existing regulation of deferred compensation. AII may change any deferred compensation rule to comply with applicable tax laws.

         Sixth Benefit:  Perquisites.

         o Will I be eligible during "retirement" for any of the perquisites offered to active officers? AII will maintain, from time to time, a policy on perquisites for retirees. You will receive perquisites based on either the policy in effect on the date you become "eligible" to "retire" or on your "retirement" date, whichever, in the aggregate, provides the greater benefit to you in AII's judgment.

         o May AII change the perquisites after I "retire"? AII may at any time substitute different perquisites that have substantially the same value as the perquisites replaced.

         PROMISES BY YOU: If you "retire" under this Plan, you are agreeing to fulfill the following promises:

         First Promise:  I will not engage in any full time, for profit  work.

         o What work may I not do during "retirement"? You may not engage in any full time, for profit activity without the written consent of AII's CEO.

         o    What is "full time"? Work that averages 30 or more hours per week.

         o Does this apply to work that is not competitive with AII? Yes, unless the AII CEO consents in writing.

         o How long will this first promise last? Until you receive all of the benefits due to you under this Plan.

         o    What happens if I do not fulfill this first promise?

              > Your benefits under this Plan will stop as of a date on or after the breach that is specified in writing by AII, other than deferred compensation benefits; and

              > AII may in its discretion elect to accelerate the payment of your deferred compensation.

                        Does this mean that the continued  vesting of my options
                   and restricted stock will stop? Yes. For purposes of the provisions of the applicable award agreement related to vesting of options and the forfeiture and prohibited sale and transfer restrictions on restricted shares, your service will be considered to have stopped on the date of your breach (or such later date chosen by AII in writing).

                        What happens to the exercisability of my options? To the
                   extent you have not yet exercised the options, exercisability will be determined under the applicable award agreement as if you had terminated employment for reasons other than "retirement" on the date you had claimed "retirement".

                        Example:  Assume you "retire" on May 1, 2004, you engage
                   in full time work starting on May 20, 2004, and your option award agreement provides that you have 30 days after a termination of employment (other than death, disability or retirement) to exercise. The last day you may exercise the options is May 31, 2004 (or such later date chosen by AII in writing). If your first day of full time work was June 15, 2004, any unexercised options would immediately cease to be exercisable on June 15, 2004 (or such later date chosen by AII in writing).

         Second Promise: I will not do any of the following relating to confidentiality, discoveries, competition and solicitation of employees:

         o    What are my obligations?

              >    Confidentiality/Trade Secrets:

                   >> During the remainder of my employment with the Company and thereafter, I will use my best efforts and exercise utmost diligence to protect and safeguard the trade secrets and confidential and proprietary information of the Company.

                   >> What does "Trade secrets and confidential and proprietary information mean"? This includes, but is not limited to: the identity of the Company's customers and suppliers, its arrangements with customers and suppliers, and its technical and financial data, records, compilations of information, processes, procedures, recipes and specifications relating to its customers, suppliers, products and services, new products and product testing, discoveries, ideas, trade secrets, computer software, training programs and techniques, research and development of new concepts, operating procedures and "know-how", marketing and advertising techniques and plans, customer research, strategic plans, pricing policies, restaurant sales and margin information, financial, business and operational information and reports and other financial information about the Company or its business.

                   >> Upon termination of my employment (or earlier, if required by the Company), I will deliver to the Company and not retain in my possession any files, records, documents, drawings, specifications, memoranda, notes, and other documents relating to the business of the Company, whether prepared by me or coming into my possession.

              >    Discoveries:

                   >> During the remainder of my employment with the Company and until the first anniversary of the date that I have received all of the benefits due to me under the Plan, I will fully inform the Company of and disclose to the Company all "discoveries." I will never at any time during or after termination of my employment with the Company have or claim any right, title or interest in any copyright, trademark, trade name, or other intellectual property or any confidential information belonging to or use by the Company.

                   >> During the remainder of my employment with the Company and until the first anniversary of the date that I have received all of the benefits due to me under the Plan, I will assist the Company in establishing its rights, including executing all necessary papers, maintaining adequate and current records and otherwise providing assistance, at the Company's expense, during and after my employment, to enable the Company to obtain for itself or its nominee patents, copyrights, trademarks, registrations or other legal protection for such intellectual property and protect the same against infringement by others.

                   >> What does "Discoveries" mean? This includes all inventions, improvements, discoveries, and processes that I have now or may hereafter have during my employment with the Company and that pertain or relate to the business of the Company or to any experimental work, products, services, or processes of the Company in progress or planned for the future, whether conceived by me alone or with others, and whether or not conceived during regular working hours or in conjunction with the use of any Company assets.

                   >> What does "Intellectual Property" mean? This includes, but is not limited to, patents, trademarks, copyrights, trade secrets, invention, discoveries and other business information that is not publicly known.

              >    Non-competition:

                   >> During the remainder of my employment with the Company and until the first anniversary of the date that I have received all of the benefits due to me under the Plan, I will not, without the prior written consent of the Board, directly or indirectly, as an employee, employer, consultant, agent, principal, partner, shareholder, corporate officer, director, or through any other kind of ownership (other than ownership of securities of publicly held corporations of which I own less than one percent (1%) of any class of outstanding securities) or in any other representative or individual capacity, engage in or render any services to any business in North America engaged in the casual dining restaurant industry, or in any other segment of the restaurant industry in which the Company or any subsidiary of the Company may become involved after the date hereof and prior to the date of my termination of employment.

                   >> What does "casual dining restaurant industry" mean? This consists of "sit down" restaurants serving alcoholic beverages, with a per guest average guest check within the United States of under $20.00 (adjusted upward each year to recognize Company menu price increases).

                   >> Following the termination of my employment with the Company and for so long as I am receiving any benefit under the Plan, I will not engage in any full-time, for profit activity without the written consent of the Chief Executive Officer of the Company.

                   >>   What  does  "full-time"   mean?  This  means  work  that
                        averages 30 or more hours per week.

              >    Non-solicitation

                   >> During the remainder of my employment with the Company and until the first anniversary of the date that I have received all of the benefits due to me under the Plan, I will not, either directly or indirectly, for myself or for any third party, solicit, induce, recruit or cause another person in the employ of the Company to terminate his/her employment for the purpose of joining, associating, or becoming employed with any business or activity that is engaged in the casual dining restaurant industry or any other segment of the restaurant industry in which the Company may become involved after the date hereof and prior to the date of my termination of employment.

         o How long will this second promise last? Until one year after the date you receive all of the benefits due to you under this Plan.

         o    What happens if I do not fulfill this second promise?

              > Your benefits under this Plan will stop as of the date of your breach, other than deferred compensation benefits; and

              > AII may in its discretion elect to accelerate the payment of your deferred compensation; and

              > You must pay to AII an amount equal to the value of all benefits that would not have been received after the breach if this Plan had not existed for you, other than the option, restricted shares and deferred compensation benefits; and

              > Your unexercised options that have remained exercisable only because of, or are continuing to vest only because of the benefits of this Plan, and any restricted or formerly restricted shares that have not previously been forfeited only because of the benefits of this Plan, will be forfeited as of the date of your breach, and the shares must be returned to AII; and

              > Any shares received from any exercise of an option that was made possible because of the benefits of this Plan will be forfeited as of the date of your breach, and the shares must be returned to AII; and

              > Any proceeds from the sale or transfer of any formerly restricted shares that were made possible because of the benefits of this Plan must be paid to AII; and

              > Any gains from the sale or transfer of any stock that was received from the exercise of an option because of the benefits of this Plan must be paid to AII.


         AMENDMENT AND TERMINATION:

         May AII amend or terminate this Plan? This Plan may not be amended or terminated until on or after April 1, 2007.

         o    Are there exceptions to this rule? Yes.

              > This plan may not be amended or terminated with respect to a particular person after that person becomes "eligible" to "retire." However, a Plan amendment will apply to a Person after he or she becomes "eligible" to "retire" if, in AII's reasonable judgment, the promises and benefits of the amended Plan are in the aggregate no less favorable to such person than the promises and benefits before the amendment or if, in AII's reasonable judgment, such amendment is necessary to achieve the purpose of the Plan or the purpose of the Plan's benefits. For example, such an amendment may be required due to future legal compliance or accounting issues, or to prevent deferred compensation from becoming taxable before the intended date.

              > This Plan may not be amended or terminated during the eighteen month period following the occurrence of a "change in control".

              > Exhibits to this Plan may be revised or deleted at any time in the Company's sole discretion, and the Company is not required to attach to this Plan any revised exhibit. You should check with the Company before relying upon any exhibit to this Plan.

              What does "change in control" mean? For this purpose and with respect to the rights of a particular person under this Plan, "change in control" shall have the meaning set forth in the change in control agreement signed by such person in order to be "eligible" to retire.

              What if I have not signed a change in control agreement because I have an employment agreement? The definition of "change in control" in your employment agreement will be used. If there is no such definition, then the definition in AII's equity incentive plan in effect immediately before the occurrence of the change in control. If there is no such plan or no such definition in such plan, then such term shall be defined as set forth in the equity incentive plan that AII most recently had in effect that contains such a definition.

              What if I do not have a signed change in control or employment agreement? Then this restriction on AII's ability to amend or terminate the Plan after a "change in control" (as defined in Appendix G) will not apply with respect to you.

         MISCELLANEOUS:

         May AII agree to a different form, person to whom a form is to be delivered or deadline for return of the form? Yes. This Plan requires that AII receive various forms. An officer of AII may agree to the changes referenced in the question in a written document that specifically refers to this Plan by name.

         Does this Plan supersede any agreements between AII and me? No. If you and AII have any agreement, the benefits and obligations of that agreement are in addition to the benefits and obligations of this Plan unless such agreement provides otherwise.

         May a separate agreement between AII and me change the terms of this Plan? Yes. If a separate written agreement between AII and you specifically refers to this Plan by name and provides that it is modifying the application of the Plan to you, then such modification shall be effective with respect to you.

         Who interprets this Plan and sets the rules for its administration? AII's Benefits Planning Oversight Committee (the "committee") serves as the plan administrator of the Plan and has the exclusive authority to interpret and construe the Plan and to decide all questions that may arise under the Plan. The committee's decisions, actions and records will be binding and conclusive on all parties. The committee may adopt such rules as it deems necessary, desirable, or appropriate. All rules and decisions of the committee shall be uniformly and consistently applied to all participants in similar circumstances. When making a determination or calculation, the committee shall be entitled to rely upon information furnished by a participant or beneficiary, AII or the legal counsel of AII.

         May I file a claim if I have a dispute with respect to this Plan? Yes. You may file an appeal with the committee within 60 of receiving an adverse benefit determination regarding this Plan. The committee will consider your claim and respond within 60 days (or 120 days if extenuating circumstances require an extension). If your appeal is denied, the committee will set forth in writing the reasons for the denial including the pertinent Plan provisions upon which the denial was based. If you have a dispute with respect to one or more of the underlying benefits provided under that Plan (for example, if you have a question regarding covered services under the Health Plan or the value of your deferred compensation account balance), then you must follow the claims procedures under the applicable benefit plan document.

         Does the Plan create a contract of employment? No. Nothing in this Plan document may be construed as a contract or other arrangement between you and AII to the effect that you will be employed for any specific period of time.

         What is the governing law applicable to the Plan? This Plan will be governed by the laws of the State of Kansas except to the extent preempted by federal law.

         Who should I contact if I have any questions regarding this Plan? Vice President, People and Performance Systems.

         Is the committee indemnified? Yes. AII shall indemnify and hold harmless the members of the committee against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the committee or any of its members.